UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2019

TWO RIVERS WATER & FARMING COMPANY

(Exact Name of Registrant as Specified in its Charter)

Colorado	000-51139	13-4228144
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

302 S Parker Road, Suite 140
Aurora, Colorado	80014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 222-1000

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934: Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement.

On July 8, 2019, we entered into an agreement and stipulation, which we refer to below as the settlement, with the State of Colorado, or the State, among others, pursuant to which we agreed to settle claims related to demolition and access work performed by the State with respect to Cucharas #5 Dam and Reservoir, or the Dam.

Under the settlement, we are obligated to pay an aggregate of $922,427, comprised of the following:

(a)	$85,500 in penalties payable to Huerfano County, Colorado pursuant to an order granted in October 2018 by the District Court for Huerfano County;

(b)	$100,000 as a civil penalty payable to Huerfano County for failure to comply with an April 2016 consent decree requiring razing of the Dam;

(c)	$686,927 payable to the Colorado Division of Water Resources for costs incurred in deconstructing the Dam; and

(d)	$50,000 in punitive sanctions to the Clerk of the Division 2 Water Court.

The amounts payable as described in clauses (a) through (c) bear interest at interest rates of 5% to 8%. The amount payable as described in clause (d) does not bear interest. The aggregate amount is payable in 36 monthly installments, commencing July 1, 2019. The initial payment of $27,432 due July 1, 2019 has been paid.

As initially disclosed in our quarterly report on Form 10-Q for the quarterly period ended September 30, 2018, we recorded a contingent liability of $1,800,000 in the third quarter of 2018 for estimated expense in connection with the State’s legal action to compel us to demolish the Dam. As the result of the settlement, we expect to recognize in our consolidated financial statements for the third quarter of 2019 a reduction of this contingent liability to approximately $900,000 and a reduction of accounts payable of approximately $50,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TWO RIVERS WATER & FARMING COMPANY

	By:	/s/ Wayne Harding
Wayne Harding
Chief Executive Officer

Dated: July 22, 2019